                                                                    Exhibit 99.1

                                    [LOGO]
                                 homestore(TM)

                     HOMESTORE SIGNS DEFINITIVE AGREEMENT
               TO SELL CONSUMER CREDIT DIVISION FOR $130 MILLION

WESTLAKE VILLAGE, Calif. - March 19, 2002 - Homestore (NASDAQ: HOMSE) announced today that it has entered into a definitive agreement to sell its ConsumerInfo.com division, which provides online consumer credit reporting and monitoring services, to Experian for $130 million in cash. The transaction is subject to Hart-Scott-Rodino clearance and other customary closing conditions.

"The sale of ConsumerInfo.com is consistent with our stated objective of focusing on our core real estate businesses," said Mike Long, Homestore's Chief Executive Officer. "This transaction divests Homestore of a business that is not central to our real estate focus and allows us to redeploy substantial resources to our primary business objective -- making real estate professionals more productive and profitable."

The net proceeds from the sale will substantially strengthen Homestore's balance sheet. As a result of the sale, the company no longer projects positive cash flow from operations for the full year 2002, but expects to be generating positive cash flow from operations by the end of the year.

ConsumerInfo.com was established to give consumers quick, easy and inexpensive access to their credit histories. Since its founding in 1995, the company has provided credit reports to more than 2 million consumers. ConsumerInfo.com was the first U.S. company to offer consumers online access to single-bureau credit reports, three-bureau credit reports and lender-style credit scores.

Experian is a global provider of information solutions and customer relationship management services, with annual sales of approximately $1.5 billion. The company is headquartered in Nottingham, UK, and Orange, California and is a subsidiary of GUS plc. GUS plc is a retail and business services group, headquartered in Manchester, UK, that had sales of (Pounds)6 billion in the year ended March 31, 2001.

ABOUT HOMESTORE
Homestore (Nasdaq: HOMSE) is the leading supplier of online media and technology to the real estate industry. The company operates the #1 network of home and real estate Web sites including flagship REALTOR.com(R), the official site of the National Association of REALTORS(R); HomeBuilder.com(TM), the official new homes site of the National Association of Home Builders; Homestore.com(TM) Apartments & Rentals; and Homestore.com(TM), a home information resource.

CAUTION REGARDING FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Homestore's future operating income. These forward-looking statements are subject to material risks and uncertainties and investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Homestore's expectation of future cash flow depends on, among other things, the company's ability to achieve its financial objectives. Actual results may vary materially from those indicated in the forward-looking statements. Accordingly, there can be no assurance that Homestore will be able to generate positive cash flow from operations by the end of 2002.

                                     # # #

Contact: DeLise Keim (805) 557-2599; delise.keim@homestore.com
-------                              -------------------------